Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Full Year 2020 Results

LAKE FOREST, CA, February 24, 2021 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the fourth quarter and fiscal year ended January 1, 2021.

Fourth Quarter 2020 Overview

•	Net Sales of $46.0 Million Up 18% from the Prior Year Quarter
•	ICL Sales of $39.8 Million Up 20% from the Prior Year Quarter
•	ICL Units Up 13% from the Prior Year Quarter
•	Gross Margin at 74.6% vs. 74.1% in the Prior Year Quarter
•	Net Income of $0.07 per Share vs. Prior Year Quarter Net Income of $0.14 per Share
•	Net Income in Prior Year, Fourth Quarter 2019, included a $0.07 per Share tax benefit
•	Cash and Cash Equivalents Ended the Quarter at $152.5 Million

Full Year 2020 Overview

•	Record Net Sales of $163.5 Million Up 9% from Prior Year
•	ICL Sales Up 9% and Units Up 11% from the Prior Year
•	Gross Margin at 72.4% of Sales from 74.5% of Sales in the Prior Year
•	Full Year Net Income of $0.12 per Share vs. Prior Year Net Income of $0.30 per Share
•	Net Income in Prior Year, Full Year 2019, included a $0.07 per Share tax benefit

“Our 2020 performance reflects the continued momentum behind STAAR’s commercial growth and product innovation. Consequently, we achieved strong fourth quarter results and met our original sales targets for the second half of 2020, despite the unprecedented global pandemic. Our momentum has continued into the first weeks of 2021,” said Caren Mason, President and CEO of STAAR Surgical. “For the full year 2020 ICL unit growth was up 11% as compared to a 21% decline in industry-wide refractive procedures.1 STAAR’s positive growth affirms the increasing adoption for our EVO ICL family of implantable lenses and illustrates that our lenses continue to capture refractive market share. We believe our lenses are likely to grow the overall market demand for refractive procedures. In 2021 we are confident that our strategies will continue to expand the ICL’s position as a transformational pathway to Visual Freedom for patients seeking a life independent of glasses and frequent replacement contact lenses as we support a lens-based future of refractive vision correction.”

Financial Overview – Q4 2020

Net sales were $46.0 million for the fourth quarter of 2020, up 18% compared to $38.9 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 20% and 13%, respectively, as compared to the prior year period. Other Product Sales increased 10% compared to the prior year quarter due to increased injector parts sales. ICL revenue was 87% of total Net sales for the fourth quarter of 2020.

Gross profit margin for the fourth quarter of 2020 was 74.6% compared to the prior year period of 74.1%. Factors impacting gross margin in the fourth quarter of 2020, as compared to the prior year period, include geographic sales mix partially offset by inventory reserves taken on certain lower margin IOL products which are being discontinued, and manufacturing projects.

1 Market Scope Refractive Surgery Report, January 2021.

Operating expenses for the fourth quarter were $30.2 million compared to the prior year quarter of $26.5 million. General and administrative expenses were $9.5 million compared to the prior year quarter of $7.9 million. The increase in general and administrative expenses was due to increased salary-related costs, variable compensation, corporate insurance and facilities costs. Selling and marketing expenses were $11.8 million compared to the prior year quarter of $11.2 million. The increase in selling and marketing expenses is due to increased salary-related costs and advertising and promotional expenses, partially offset by decreased travel, sales meetings and trade show expenses. Research and development expenses were $9.0 million compared to the prior year quarter of $7.4 million. The increase in research and development expenses is primarily due to increased clinical expenses associated with our EVO clinical trial in the U.S., and increased salary-related expenses and variable compensation.

Net income for the fourth quarter of 2020 was $3.3 million or $0.07 per diluted share compared with net income of $6.4 million or $0.14 per diluted share for the prior year quarter.  The year over year decrease is attributable to higher provision for income taxes as the result of a $0.07 per diluted share tax benefit in 2019. Adjusted Net Income for the fourth quarter of 2020 was $6.8 million or $0.14 per diluted share compared to $5.5 million or $0.12 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Financial Overview – Full Year 2020

Net sales were $163.5 million for full year (“FY”) 2020, up 9% compared to $150.2 million reported in the prior year. The sales increase was driven by ICL revenue and unit growth of 9% and 11%, respectively. Other Products Sales increased 6% compared to the prior year. ICL revenue was 87% of total net sales for FY 2020.

Gross profit margin for FY 2020 decreased to 72.4% of total net sales compared to 74.5% of total net sales for FY 2019. The decrease in gross margin for the year is due to geographic sales mix, a voluntary pause in manufacturing at the Company’s principal manufacturing facility commencing in March due to the pandemic, and period costs related to manufacturing projects.

Operating expenses for FY 2020 were $111.6 million compared to prior year of $100.1 million. The increase in operating expense is due to increased salary-related costs, variable compensation, corporate insurance and facilities costs, and increased clinical expenses associated with the Company’s EVO clinical trial in the U.S.

Net income for FY 2020 was $5.9 million or approximately $0.12 per share compared with net income of $14.0 million or $0.30 per diluted share for the prior year. The year over year decrease in net income is due to lower operating income and a higher provision for income taxes as the result of a $0.07 per diluted share tax benefit in 2019. Adjusted Net Income for FY 2020 was $16.7 million or $0.35 per diluted share, compared with an Adjusted Net Income of $21.7 million or $0.46 per diluted share for FY 2019. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at January 1, 2021 totaled $152.5 million, compared to $120.0 million at end of the fourth quarter of 2019. The Company generated $21.0 million in cash from operations for FY 2020.

Conference Call

The Company will host a conference call and webcast today, Wednesday, February 24 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 7649387), please dial 833-350-1429 for domestic participants and 647-689-6661 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 7649387) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, plans, strategies, and objectives of management for 2021 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, and Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:	Investors & Media
Brian Moore
Vice President, Investor, Media Relations and Corporate Development
(626) 303-7902, Ext. 3023
bmoore@staar.com

Consolidated Balance Sheets

ASSETS	January 1, 2021	January 3, 2020
Current assets:
Cash and cash equivalents	$152,453	$119,968
Accounts receivable trade, net	35,229	30,996
Inventories, net	18,111	17,142
Prepayments, deposits, and other current assets	10,625	6,560
Total current assets	216,418	174,666
Property, plant, and equipment, net	24,030	17,065
Finance lease right-of-use assets, net	596	1,867
Operating lease right-of-use assets, net	8,764	6,684
Intangible assets, net	270	296
Goodwill	1,786	1,786
Deferred income taxes	4,944	4,408
Other assets	608	751
Total assets	$257,416	$207,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,379	$1,827
Accounts payable	7,874	8,050
Obligations under finance leases	360	560
Obligations under operating leases	2,485	2,700
Allowance for sales returns	4,532	3,644
Other current liabilities	24,606	17,697
Total current liabilities	41,236	34,478
Obligations under finance leases	38	366
Obligations under operating leases	6,537	4,086
Deferred income taxes	222	658
Asset retirement obligations	221	211
Pension liability	11,940	7,840
Total liabilities	60,194	47,639
Stockholders' equity:
Common stock	464	448
Additional paid-in capital	338,194	304,288
Accumulated other comprehensive loss	(5,545)	(3,048)
Accumulated deficit	(135,891)	(141,804)
Total stockholders' equity	197,222	159,884
Total liabilities and stockholders' equity	$257,416	$207,523

Exhibit 99.1

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Twelve Months Ended
	% of		% of		Fav (Unfav)		% of		% of		Fav (Unfav)
	Sales	January 1, 2021	Sales	January 3, 2020	Amount	%	Sales	January 1, 2021	Sales	January 3, 2020	Amount	%
Net sales	100.0%	$45,998	100.0%	$38,883	$7,115	18.3%	100.0%	$163,460	100.0%	$150,185	$13,275	8.8%

Cost of sales	25.4%	11,697	25.9%	10,059	(1,638)	-16.3%	27.6%	45,098	25.5%	38,231	(6,867)	-18.0%

Gross profit	74.6%	34,301	74.1%	28,824	5,477	19.0%	72.4%	118,362	74.5%	111,954	6,408	5.7%

Selling, general and administrative expenses:
General and administrative	20.7%	9,505	20.2%	7,870	(1,635)	-20.8%	20.7%	33,911	19.5%	29,313	(4,598)	-15.7%
Selling and marketing	25.6%	11,761	28.8%	11,203	(558)	-5.0%	28.0%	45,764	30.3%	45,491	(273)	-0.6%
Research and development	19.5%	8,958	19.1%	7,409	(1,549)	-20.9%	19.6%	31,918	16.8%	25,298	(6,620)	-26.2%
Total selling, general, and administrative expenses	65.8%	30,224	68.1%	26,482	(3,742)	-14.1%	68.3%	111,593	66.6%	100,102	(11,491)	-11.5%

Operating income	8.8%	4,077	6.0%	2,342	1,735	74.1%	4.1%	6,769	7.9%	11,852	(5,083)	-42.9%

Other income (expense):
Interest income, net	0.0%	1	0.5%	192	(191)	-99.5%	0.1%	238	0.6%	988	(750)	-75.9%
Gain (loss) on foreign currency transactions	1.0%	476	0.8%	304	172	56.6%	0.5%	864	-0.3%	(517)	1,381	267.1%
Royalty income	0.5%	201	0.3%	111	90	81.1%	0.3%	440	0.4%	551	(111)	-20.1%
Other income (expense), net	0.1%	39	0.1%	28	11	39.3%	0.0%	(44)	0.1%	152	(196)	-128.9%
Total other income (expense), net	1.6%	717	1.7%	635	82	12.9%	0.9%	1,498	0.8%	1,174	324	27.6%

Income before provision for income taxes	10.4%	4,794	7.7%	2,977	1,817	61.0%	5.0%	8,267	8.7%	13,026	(4,759)	-36.5%

Provision for income taxes	3.2%	1,467	-8.7%	(3,402)	(4,869)	-143.1%	1.4%	2,354	-0.7%	(1,022)	(3,376)	-330.3%

Net income	7.2%	$3,327	16.4%	$6,379	$(3,052)	-47.8%	3.6%	$5,913	9.4%	$14,048	$(8,135)	-57.9%

Net income (loss) per share - basic		$0.07		$0.14				$0.13		$0.32
Net income (loss) per share - diluted		$0.07		$0.14				$0.12		$0.30

Weighted average shares outstanding - basic		46,264		44,681				45,605		44,493
Weighted average shares outstanding - diluted		48,808		47,009				47,953		46,895

1 Market Scope Refractive Surgery Report, January 2021.

Exhibit 99.1

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Twelve Months Ended
	January 1, 2021	January 3, 2020	January 1, 2021	January 3, 2020
Cash flows from operating activities:
Net income	$3,327	$6,379	$5,913	$14,048
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	784	812	3,060	3,665
Amortization of long-lived intangibles	9	8	35	34
Deferred income taxes	366	(4,007)	(849)	(3,481)
Change in net pension liability	134	95	656	359
Stock-based compensation expense	3,181	2,769	12,146	10,547
Loss on disposal of property and equipment	210	-	213	14
Provision for sales returns and bad debts	20	(34)	835	275
Inventory provision	511	358	1,706	1,580
Changes in working capital:
Accounts receivable	7,001	(242)	(3,974)	(4,502)
Inventories	(37)	(771)	(1,390)	(950)
Prepayments, deposits and other current assets	(3,117)	(1,083)	(3,753)	(1,313)
Accounts payable	(155)	538	(812)	1,084
Other current liabilities	7,316	4,971	7,165	4,435
Net cash provided by operating activities	19,550	9,793	20,951	25,795

Cash flows from investing activities:
Acquisition of property and equipment	(2,145)	(2,926)	(8,404)	(10,095)
Increase in patents and licenses	-	(53)	-	(83)
Net cash used in investing activities	(2,145)	(2,979)	(8,404)	(10,178)

Cash flows from financing activities:
Repayment on line of credit	(4)	(506)	(515)	(2,018)
Repayment of finance lease obligations	(106)	(296)	(561)	(1,294)
Proceeds from vested resricted stock and exercise of stock options	6,660	1,630	20,647	3,461
Net cash provided by (used in) financing activities	6,550	828	19,571	149

Effect of exchange rate changes on cash and cash equivalents	160	(1)	367	203

Increase in cash and cash equivalents	24,115	7,641	32,485	15,969
Cash, cash equivalents and restricted cash, at beginning of the period	128,338	112,327	119,968	103,999
Cash, cash equivalents and restricted cash, at end of the period	$152,453	$119,968	$152,453	$119,968

1 Market Scope Refractive Surgery Report, January 2021.

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended		Twelve Months Ended
	January 1 2021	January 3, 2020	January 1, 2021	January 3, 2020
Net income (as reported)	$3,327	$6,379	$5,913	$14,048
Less:
Foreign currency impact	(476)	(304)	(864)	517
Stock-based compensation expense	3,181	2,769	12,146	10,547
Valuation allowance adjustment	720	(3,376)	(495)	(3,376)
Net income (adjusted)	$6,752	$5,468	$16,700	$21,736

Net income per share, basic (as reported)	$0.07	$0.14	$0.13	$0.32
Foreign currency impact	(0.01)	(0.01)	(0.02)	0.01
Stock-based compensation expense	0.07	0.06	0.27	0.24
Valuation allowance adjustment	0.02	(0.07)	(0.01)	(0.08)
Net income per share, basic (adjusted)	$0.15	$0.12	$0.37	$0.49

Net income per share, diluted (as reported)	$0.07	$0.14	$0.12	$0.30
Foreign currency impact	(0.01)	(0.01)	(0.02)	0.01
Stock-based compensation expense	0.07	0.06	0.25	0.22
Valuation allowance adjustment	0.01	(0.07)	-	(0.07)
Net income per share, diluted (adjusted)	$0.14	$0.12	$0.35	$0.46

Weighted average shares outstanding - Basic	46,264	44,681	45,605	44,493
Weighted average shares outstanding - Diluted	48,808	47,009	47,953	46,895

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
		Effect of	Constant		As Reported		Constant Currency
Sales	January 1, 2021	Currency	Currency	January 3, 2020	$ Change	% Change	$ Change	% Change
ICL	$39,846	$(754)	$39,092	$33,289	$6,557	19.7%	$5,803	17.4%

IOL	3,694	(163)	3,531	3,705	(11)	-0.3%	(174)	-4.7%
Other	2,458	(85)	2,373	1,889	569	30.1%	484	25.6%
Other Products	6,152	(248)	5,904	5,594	558	10.0%	310	5.5%

Total Sales	$45,998	$(1,002)	$44,996	$38,883	$7,115	18.3%	$6,113	15.7%

	Twelve Months Ended
		Effect of	Constant		As Reported		Constant Currency
Sales	January 1, 2021	Currency	Currency	January 3, 2020	$ Change	% Change	$ Change	% Change
ICL	$141,407	$(1,005)	$140,402	$129,322	$12,085	9.3%	$11,080	8.6%

IOL	13,574	(280)	13,294	15,689	(2,115)	-13.5%	(2,395)	-15.3%
Other	8,479	(177)	8,302	5,174	3,305	63.9%	3,128	60.5%
Other Products	22,053	(457)	21,596	20,863	1,190	5.7%	733	3.5%

Total Sales	$163,460	$(1,462)	$161,998	$150,185	$13,275	8.8%	$11,813	7.9%